                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

[LOGO OF SUPERIOR FINANCIAL]

April 1, 2002
Subject: Superior Financial Corp -- 2001 Earnings Release
Corporate Headquarters:  16101 LaGrande Drive, Suite 103
                    Little Rock, Arkansas 72223
Contact: C. Stanley Bailey, 501-324-7240
Website: www.superiorfinancialcorp.com

            Superior Financial Corp. Announces Record 2001 Earnings

LITTLE ROCK, AR - Superior Financial Corp. (NASDAQ: SUFI), holding company for Superior Bank, announced earnings for year-end 2001 of $12.3 million net income or $1.34 diluted earnings per share, an 8% increase in earnings compared with 2000 earnings of $1.24, as restated. On a continuous operating basis, Superior earned $1.45 diluted earnings per share compared to $1.30 for 2000, a 12% increase in operating income. Excluded from continuous operating earnings for 2001 are a nonrecurring securities gain of $0.10 diluted earnings per share, a nonrecurring technology conversion expense of $0.16 diluted earnings per share and a nonrecurring purchased mortgage pool valuation adjustment of $0.05 diluted earnings per share. Excluded from continuous operating earnings for 2000 is a nonrecurring technology conversion expense of $0.06 diluted earnings per share.

   For the fourth quarter 2001, the company reported earnings of $0.40 diluted earnings per share or a 43% increase compared with fourth quarter 2000 of $0.28, as restated. C. Stanley Bailey, Chairman & CEO, stated, "In light of our recent delay in the 2001 earnings announcement, we are especially pleased to confirm that Superior continues the trend of the past several years by reporting record operating earnings. We are also excited about our prospects for 2002." Management continues to be comfortable with 2002 earnings estimates of $1.75 - 1.85 diluted earnings per share, including adoption of SFAS 142.

   The company has finalized and filed its annual report on Form 10-K today. Please refer to that report for additional information.

   Superior Financial is the holding company of Superior Bank. Superior Bank is a $1.7 billion federal savings bank operating 60 full service branch and loan production offices in Arkansas, Oklahoma and Alabama. The bank has three active subsidiaries - Superior Financial Services, Inc., providing discount brokerage and full service investment advisory services, Southwest Protective Life Insurance Company and Superior Finance Company, a consumer finance operation.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

   This release contains forward-looking statements within the meaning of the federal securities law. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) deposit attrition, customer loss, or revenue loss in the ordinary course of business;
(ii) increases in competitive pressure in the banking industry; (iii) the audit of the Company's financial statements for fiscal year 2001 yields results other than those currently anticipated; (iv) changes in the interest rate environment reduce margins, (v) adverse changes in general economic conditions, either nationally or regionally and (vi) disruption in financial markets resulting from national emergencies. When used in this release, words and phrases such as "projects", "believes", "expects", "estimates", "excited about", "be comfortable with", "would", "should" and similar expressions as they relate to the Company (including its subsidiaries), or its management are intended to identify forward-looking statements.